Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Thursday, August 3, 2017		(415) 384-3805

REDWOOD TRUST REPORTS SECOND QUARTER 2017 RESULTS

MILL VALLEY, CA – Thursday, August 3, 2017 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the second quarter of 2017 of $36 million, or $0.43 per fully diluted share. This compares with net income of $37 million, or $0.43 per fully diluted share, for the first quarter of 2017 and net income of $41 million, or $0.48 per fully diluted share, for the second quarter of 2016. Redwood also reported non-GAAP core earnings for the second quarter of 2017 of $29 million, or $0.35 per fully diluted share. This compares with non-GAAP core earnings of $30 million, or $0.36 per fully diluted share, for the first quarter of 2017.
A reconciliation of GAAP net income to non-GAAP core earnings, along with additional information about Redwood’s core earnings measure, is included in the tables that follow. A further discussion of Redwood's business, financial results, core earnings (including discussion of management's change to the definition of core earnings) and taxable income, as well as a discussion of management's 2017 outlook, is included in the second quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood also reported estimated REIT taxable income of $19 million, or $0.25 per share, for the second quarter of 2017. This compares to estimated REIT taxable income of $17 million, or $0.22 per share, for the first quarter of 2017 and estimated REIT taxable income of $28 million, or $0.36 per share, for the second quarter of 2016.
At June 30, 2017, Redwood reported GAAP book value per share of $15.29, as compared with $15.13 at March 31, 2017, and $14.20 at June 30, 2016.
Redwood will host an earnings call today, August 3, 2017, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its second quarter 2017 financial results. The number to dial in order to listen to the conference call is 1-888-455-2263 in the U.S. and Canada. International callers must dial 1-719-325-4791. Callers should reference call ID #7987019. A replay of the call will be available through midnight on August 17, 2017, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #7987019.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events & Presentations." To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.
In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Wednesday, August 9, 2017, and make it available on Redwood’s website.

Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2017 REIT taxable income and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Second	First	Fourth	Third	Second
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2017	2017	2016	2016	2016

Interest income	$59	$55	$56	$61	$67
Interest expense	(24)	(21)	(21)	(22)	(22)
Net interest income	35	34	36	39	44
Reversal of provision for loan losses	—	—	—	1	7
Net interest income after provision	35	34	36	40	51
Non-interest income
Mortgage banking activities, net	12	18	14	10	8
MSR income, net	3	2	2	4	3
Investment fair value changes, net	8	2	(10)	12	(11)
Other income	1	1	2	2	2
Realized gains, net	1	6	2	7	10
Total non-interest income, net	25	28	10	34	11
Operating expenses	(19)	(18)	(18)	(20)	(20)
Provision for income taxes	(5)	(6)	(2)	(1)	—
Net income	$36	$37	$25	$53	$41

Weighted average diluted shares (thousands) (2)	97,494	97,946	85,838	97,832	97,762
Diluted earnings per share	$0.43	$0.43	$0.31	$0.58	$0.48
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016 were 77,117, 77,039, 76,835, 76,682, and 76,935, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Six Months Ended June 30,
($ in millions, except share and per share data)	2017	2016

Interest income	$114	$129
Interest expense	(45)	(46)
Net interest income	69	83
Reversal of provision for loan losses	—	6
Net interest income after provision	69	89
Non-interest income
Mortgage banking activities, net	30	15
MSR income, net	4	9
Investment fair value changes, net	10	(31)
Other income	2	3
Realized gains, net	7	19
Total non-interest income	53	15
Operating expenses	(37)	(51)
Provision for income taxes	(11)	—
Net income	$73	$53

Weighted average diluted shares (thousands)	97,719	88,728
Diluted earnings per share	$0.85	$0.67
Regular dividends declared per common share	$0.56	$0.56

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	June 30, 2017	March 31, 2017

GAAP net income	$36	$37
Adjustments:
Eliminate mark-to-market changes on long-term investments (3)	(28)	(10)
Eliminate mark-to-market changes on derivatives associated with long-term investments (3)	14	1
Include cumulative gain (loss) on long-term investments sold, net (4)	4	—
Income taxes associated with core earnings adjustments (5)	2	1
Total adjustments	(8)	(8)
Non-GAAP core earnings	$29	$30

GAAP net income per diluted common share	$0.43	$0.43
Non-GAAP core earnings per diluted common share (6)	$0.35	$0.36

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) include the hypothetical income taxes associated with core earnings adjustments. In addition, beginning with the second quarter of 2017, management has also included within core earnings the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings, including additional discussion of the change to management's definition of core earnings, is included in the second quarter Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Financial Insights section of the second quarter Redwood Review.

(4)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(5)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(6)
Consistent with the calculation of net income per diluted common share for GAAP purposes, non-GAAP core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to the second quarter Redwood Review.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun
($ in millions, except share and per share data)	2017	2017	2016	2016	2016

Residential loans	$3,905	$3,472	$3,888	$4,311	$4,040
Real estate securities	1,219	1,166	1,018	937	884
Commercial loans	—	3	3	30	325
Mortgage servicing rights	64	111	119	106	110
Cash and cash equivalents	217	222	213	221	217
Other assets	251	241	243	267	322
Total assets	$5,655	$5,214	$5,483	$5,873	$5,898

Short-term debt	$1,295	$564	$792	$1,117	$1,059
Other liabilities	152	135	148	185	202
Asset-backed securities issued	693	728	773	820	860
Long-term debt, net	2,336	2,621	2,621	2,620	2,684
Total liabilities	4,476	4,049	4,334	4,742	4,805

Stockholders' equity	1,179	1,166	1,149	1,130	1,093

Total liabilities and equity	$5,655	$5,214	$5,483	$5,873	$5,898

Shares outstanding at period end (thousands)	77,117	77,039	76,835	76,682	76,935
GAAP book value per share	$15.29	$15.13	$14.96	$14.74	$14.20

(1)	Certain totals may not foot due to rounding.